                                                                   EXHIBIT 10.34

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                    WITH THE SECURITIES AND EXCHANGE COMMISSION.
                                                CONFIDENTIAL TREATMENT REQUESTED
                                           UNDER 17 C.F.R. SECTIONS 200.80(b)(4)
                                                                  AND 240.24b-2.

                                                                  Execution Copy


                        DEVELOPMENT AND LICENSE AGREEMENT

                                     BETWEEN

                         VALEANT RESEARCH & DEVELOPMENT

                                       AND

                              SCHERING CORPORATION

                          Dated as of December 13, 2006

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION...................................    1
ARTICLE II LICENSE.........................................................    9
ARTICLE III CONDITIONS PRECEDENT...........................................   12
ARTICLE IV COMPENSATION....................................................   12
ARTICLE V [INTENTIONALLY OMITTED]..........................................   17
ARTICLE VI DEVELOPMENT AND MARKETING OBLIGATIONS...........................   17
ARTICLE VII Ongoing Phase II Study.........................................   18
ARTICLE VIII INTELLECTUAL PROPERTY.........................................   19
ARTICLE IX REPRESENTATIONS, WARRANTIES AND LIMITATION OF LIABILITY.........   22
ARTICLE X INDEMNIFICATION AND LIMITATION OF LIABILITY......................   25
ARTICLE XI CONFIDENTIALITY AND PUBLICATION.................................   27
ARTICLE XII TERM AND TERMINATION...........................................   30
ARTICLE XIII ASSIGNMENT; SUCCESSORS........................................   32
ARTICLE XIV DISPUTE RESOLUTION.............................................   33
ARTICLE XV GENERAL PROVISIONS..............................................   35
EXHIBIT A - Licensed Compound
EXHIBIT B - Sample Invoice

Execution Copy - Valeant Schering License

                        DEVELOPMENT AND LICENSE AGREEMENT

     This Development and License Agreement (this Agreement) is made as of December 12, 2006 and is effective as of the Effective Date by and between Valeant Research & Development, a Delaware corporation (Valeant) and Schering Corporation (LICENSEE), a New Jersey corporation (each a "Party" and collectively the "Parties").

                                    RECITALS

     A. Valeant possesses certain intellectual property related to the compound Pradefovir.

     B. LICENSEE has expertise in researching, developing, manufacturing and marketing pharmaceutical products for the treatment of human diseases and wishes to develop, manufacture, and market Products based on the Licensed Compound in accordance with this Agreement.

     C. Metabasis Therapeutics, Inc. (Metabasis) and Valeant, as the successor in interest to ICN Pharmaceuticals, Inc., previously entered into a Development and License Agreement as of October 1, 2001 relating to the Licensed Compound (the Original Agreement).

     D. Metabasis, Valeant and LICENSEE have executed an Assignment Agreement effective concurrently with the Effective Date, pursuant to which Metabasis and Valeant have consented to the assignment by Valeant to LICENSEE of Valeant's rights and obligations under the Original Agreement.

     E. Effective as of the Effective Date, LICENSEE and Metabasis have amended and restated the Original Agreement (the Metabasis License Agreement) pursuant to which Metabasis has, among other things, granted LICENSEE an exclusive license to Metabasis' rights in the Licensed Compound.

     F. Valeant wishes to grant an exclusive license to LICENSEE and LICENSEE wishes to acquire an exclusive license to Valeant's intellectual property with respect to, and to develop, manufacture, and market Products based on the Licensed Compound, in accordance with this Agreement.

                                    AGREEMENT

     In consideration of the above and the mutual covenants set forth in this Agreement and other valuable consideration received by the Parties, the Parties agree as follows.

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     1.1  DEFINITIONS

     In this Agreement, capitalized terms have the respective meanings set forth below.

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                                       1.

     Act means the Federal Food, Drug and Cosmetic Act (21 U.S.C. Section 301, et seq.), including any amendments or supplements.

     Accounting Period means a calendar quarter commencing on the first day of an Accounting Period (and for the first Accounting Period, commencing on the Effective Date), respectively January 1, April 1, July 1, and October 1, each being the first day, and finishing the last day of an Accounting Period respectively on March 31, June 30, September 30 and December 31, each being the last day.

     Accounting Standards means with respect to both Valeant and LICENSEE, GAAP (United States Generally Accepted Accounting Principles) in each case as generally and consistently applied throughout the Party's organization.

     Affiliate of a Party means any corporation or other business entity that controls, is controlled by, or is under common control with a Party, where control means direct or indirect ownership of more than fifty percent (50%) of the voting interest in a corporation or entity, or such other relationship as, in fact, constitutes actual control of management or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

     Agreement has the meaning set forth in the preamble.

     Approval Authority means a governmental authority or agency whose approval is required in a country for any Regulatory Approval, including the FDA, EMEA and any national or regional regulatory authorities.

     Assignment Agreement means the assignment agreement entered into among Metabasis, LICENSEE and Valeant relating to the assignment by Valeant to LICENSEE of Valeant's rights and obligations under the Original Agreement.

     Bankruptcy Code means Title 11, U.S. Code.

     Breaching Party has the meaning set forth in Section 12.3.

     Business Day means a day when banks are open for business in Los Angeles, California, and New York, New York.

     Claims has the meaning set forth in Section 10.1.

     Combined Product means any pharmaceutical product with two or more active pharmaceutical ingredients (in any formulation and including a combination of separate dosage forms in a single package), one of which is a Licensed Compound and one or more of which is not, sold as a single item for one price.

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                                       2.

     Commercially Reasonable Efforts means with respect to the development, manufacture, Regulatory Approval, and commercialization of Licensed Compound and Product, application of efforts and resources at all times that are consistent with what LICENSEE applies for similar pharmaceutical products of similar market potential at similar stages of development.

     Competitive Product means any pharmaceutical product in final form which [...***...] and such product is not a Product being commercialized by LICENSEE or a Sublicensee of LICENSEE pursuant to this Agreement.

     Compassionate Sales means, with respect to a Product in any country in the Territory, any sale of the Product by LICENSEE or any of its Affiliates or Sublicensees that is required by a governmental authority to be made to certain persons or classes of persons in such country, before or after the Product has been approved for use in such country by the Approval Authority, but before the price of the Product (or reimbursement for the Product) has been determined by the applicable governmental authority in such country.

     Conditions Precedent means:

          (i) the full and complete execution of the Other Agreements by the parties thereto in accordance with Section 1.3; and

          (ii) any required filing under the HSR Act and expiration or early termination of the subsequent waiting period as described in Section 15.17.

     Confidential Information means all know-how and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement.

     Control or Controlled means, with respect to any compound, material, information or intellectual property right, that the party owns or has a license and has the ability to grant to the other party a license or a sublicense (as applicable) as provided for herein without violating (i) the terms of any agreement with any Third Party or (ii) any law or governmental regulation applicable to such license or sublicense.

     Cover, Covering or Covered means that, with respect to a Patent Right, a compound, product, practice or the like which would infringe a Valid Claim of such Patent Right in the absence of a license.

     Dollars or $ means the lawful currency of the United States.

     Effective Date means the later of (a) the date of signature of the Agreement by both Parties and (b) the date on which all the Conditions Precedent have been satisfied.

     EMEA means the European Medicines Agency, or any successor entity thereto.

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                                       3.

     Encumbrance means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

     EU Major Market means any three or more of the following countries:
[...***...]

     EU Regulatory Approval means (a) marketing authorization approval from the EMEA and pricing approval and reimbursement in the EU Major Market or (b) marketing authorization approval and pricing approval and reimbursement in the EU Major Market.

     European Union means the amalgamation of European member states created by the Treaty on European Union (commonly called the Maastricht Treaty) effective January 1, 1993 as expanded since such date.

     FDA means the United States Food and Drug Administration, or any successor entity thereto.

     Field means all human and animal pharmaceutical and diagnostic applications in all indications, including for prevention or treatment of all diseases.

     First Commercial Sale means, with respect to a Product in any country in the Territory, the first arms-length sale to a Third Party purchaser in such country of a Product by LICENSEE or any of its Affiliates or Sublicensees, after Regulatory Approval in such country, which transfers physical possession and title to the Product, provided, however, that any Compassionate Sales or sales for pre-marketing, testing, or sampling will not be a First Commercial Sale.

     Generic Affiliate means any Affiliate of a Party whose principal business activity is the development, manufacture, commercialization or distribution of generic pharmaceutical products.

     Generic Equivalent means, as to any specific Product at issue which has received Regulatory Approval in the country at issue, a pharmaceutical product with the same active ingredient and administrative route as the Product and which has (i) in the United States, received Regulatory Approval from the FDA
(x) under an abbreviated NDA in accordance with 21 C.F.R. 314.94(a) which refers to the specific Product at issue as the Reference Listed Drug (as defined in 21 C.F.R. 314.3(b)), (y) under an NDA described in Section 505(b)(2) of the Act as to which information necessary for approval is contained in the NDA filed for the specific Product at issue but as to which the applicant in the NDA for such potential Generic Equivalent does not have a right of reference or (z) by any means by which the potential Generic Equivalent can obtain Regulatory Approval based, in part, on information contained in the NDA filed for the specific Product at issue but as to which the applicant in the application for Regulatory Approval for such potential Generic Equivalent does not have a right of reference; and (ii) in any other country in the Territory, from the Regulatory Authority having jurisdiction in such country (x) under an application similar to an abbreviated NDA which references the specific Product at issue in a manner similar to a Reference Listed Drug, (y) under an application similar to an NDA described in Section 505(b)(2) of the Act as to which information necessary for approval is contained in the NDA filed for the specific Product at issue (or the comparable application filed in the country at issue) but as to which the applicant in the application for such potential Generic

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                                             ***CONFIDENTIAL TREATMENT REQUESTED

                                       4.

Equivalent does not have a right of reference or (z) by any means by which the potential Generic Equivalent can obtain Regulatory Approval based, in part, on information contained in the NDA filed for the specific Product at issue (or the comparable application filed in the country at issue) but as to which the applicant in the application for Regulatory Approval for such potential Generic Equivalent does not have a right of reference.

     Handle has the meaning set forth in Section 8.1.

     IND means an Investigational New Drug application in the US filed with the FDA or the corresponding application for the investigation of the Product in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Approval Authority of a given country or group of countries.

     Indemnified Party has the meaning set forth in Section 10.3.

     Indemnifying Party has the meaning set forth in Section 10.3.

     Know-How means any and all inventions, developments, results, and other information, including clinical, technical, scientific and medical information, know-how, methods, practices and trade secrets, quality control information and procedures, pharmacological, toxicological and clinical test data and results and regulatory information.

     Licensed Compound means all forms of MB6866 as identified at Exhibit A (at times known as remofovir and now known as pradefovir) including any complexes, chelates, clathrates, acids, bases, esters, salts, isomers, stereoisomers, enantiomers, pro-drug form, metabolite, hydrate, solvate, polymorph, and crystalline forms thereof, or any Substitute Compound substituted in accordance with Article III of the Original Agreement, and its various forms including salts and prodrugs.

     Licensed Know-How means any Know-How Controlled by Valeant as of the Effective Date or thereafter during the Term relating to the Licensed Compound that is reasonably necessary or useful to research, develop, prepare, make, have made, market, export, have exported, import, use, offer for sale, sell, have sold, distribute, promote, detail or otherwise commercialize a Licensed Compound or Product in the Field in the Territory.

     Licensed Patents means any and all Patent Rights licensed to LICENSEE pursuant to the terms of the Metabasis License Agreement.

     Licensed Technology means the Licensed Know-How.

     LICENSEE has the meaning set forth in the preamble.

     MAA means an application for authorization to market the Product in any country or group of countries outside the United States, as defined in the applicable laws and regulations and filed with the Approval Authority of a given country or group of countries.

     Major Health Care Company shall mean a Third Party pharmaceutical or biotechnology company (including a "group" within the meaning of Section 13(d)(3) of the Securities

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                                       5.

Exchange Act of 1934) [...***...]

     Major Market Country means each of the following countries and its territories and possessions: [...***...]

     Metabasis has the meaning set forth in the preamble.

     Metabasis License Agreement has the meaning set forth in the preamble.

     Milestone means any event relating to the development and commercialization of Products set forth in Section 4.2.

     Milestone Payment means any of the payments required under Section 4.2.

     NDA means a New Drug Application filed with the FDA for marketing approval for a drug pursuant to the Act and the Regulations.

     Net Sales means gross amounts invoiced by or on behalf of LICENSEE and any of its Affiliates or Sublicensees for the Product sold to Third Parties who are not Affiliates or Sublicensees of LICENSEE, unless such Affiliate or Sublicensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in bona fide, arms-length transactions, less the following deductions, as determined in accordance with LICENSEE's usual and customary accounting methods, which are in accordance with its Accounting Standards as consistently applied at LICENSEE, to the extent included in the gross invoiced sales price of any Product or otherwise directly paid or incurred by LICENSEE, its Affiliates or Sublicensees with respect to the sale of such Product: normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the Product; amounts repaid or credited by reasons of defects, rejection, recalls, returns, field destroys, rebates and allowances of goods specifically identifiable to the Product; chargebacks and other amounts paid on sale or dispensing of such Product; amounts payable resulting from governmental, regulatory or agency mandated rebate programs; tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income); retroactive price reductions that are actually allowed or granted; cash discounts actually granted for timely payment; discounts actually granted pursuant to indigent patient programs and patient discount programs, including, without limitation, coupon discounts; a deduction of [...***...] for distribution and warehouse expenses; amounts repaid or credited for uncollectible amounts on previously sold products; and any other specifically identifiable amounts included in gross amounts invoiced for Products to the extent such amounts are customary exclusions from net sales calculations in the pharmaceutical industry for reasons substantially equivalent to those listed above and are reasonable in amount relative to similar deductions taken by LICENSEE in calculating net sales of its other products. Each of the deductions set forth above shall be determined on an accrual basis in accordance with GAAP.

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                                       6.

     In the event the Product is sold as a Combined Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combined Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Product when sold separately in finished form and B is the weighted (by sales volume) average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld.

     Original Agreement has the meaning set forth in the Preamble.

     Original Closing Date means October 1, 2001.

     Other Agreements means the Assignment Agreement and the Metabasis License Agreement.

     Patent Rights means all patents, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing as well as applications of any of the foregoing. Patent Rights shall include regulatory-based extensions to patent terms, including pediatric exclusivity periods in the United States.

     Phase I Clinical Trial means the initial introduction of an investigational new drug into humans primarily designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness, and also may include studies of drug metabolism, structure-activity relationships, and mechanism of action in humans, as well as studies in which investigational drugs are used as research tools to explore biological phenomena or disease processes.

     Phase II Clinical Trial means a controlled clinical study conducted primarily to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug.

     Phase III Clinical Trial means a pivotal clinical study of a Product in patients the protocol of which is designed to establish efficacy and safety of such Product for the purpose of preparing and submitting a filing for NDA approval in the US or EU Regulatory Approval.

     PMEA means 9-[2-(phosphonomethoxy)ethyl]adenine.

     Prodrug of PMEA means any compound which, as a result of in vivo metabolism after administration, releases PMEA as the active ingredient.

     Product means any human pharmaceutical product in finished pharmaceutical form containing, in whole or as a component, the Licensed Compound.

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                                       7.

     Recipient has the meaning set forth in Section 11.2(a).

     Regulations means the regulations made under the Act, as amended or supplemented.

     Regulatory Approval means with respect to a particular country all government approvals required by any government or regulatory authority to permit the sale of Products in such country, including any necessary pricing or pricing reimbursement approvals.

     Royalty Obligation Period has the meaning set forth in Section 4.4.

     Royalty Payments means the royalty due by LICENSEE to MV on Net Sales as set out in Clause 4.3(a)(i).

     Sales & Royalty Report means a written report or reports showing each of:
(a) the Net Sales of each Product in each country in the world during the reporting period by LICENSEE and each Affiliate and Sublicensee; and (b) the Royalty Payments, in United States Dollars, which shall have accrued in respect of such sales and the basis of calculating the Royalty Payments, including for each country where applicable, any royalty reductions made under Sections 4.3
(a)(ii), (c), (d) and (e).

     Sublicensee means each person to whom LICENSEE has granted a sublicense under Section 2.2.

     Term means the term of this Agreement, as set forth in Section 12.1.5.

     Territory means all the countries of the world and their territories and possessions.

     Third Party means any person other than: Valeant, LICENSEE, or any of their Affiliates.

     United States means the United States of America and its territories and possessions.

     Valeant Change of Control means any transaction or series of related transactions in which a Major Health Care Company acquires or becomes the beneficial owner of (i) more than fifty percent (50%) of the outstanding voting securities of Valeant or the surviving entity, whether by merger, consolidation, reorganization, tender offer or similar means, or (ii) all or substantially all of the assets of Valeant, howsoever caused, including by sale or lease.

     Valeant Insolvency Event means, in relation to Valeant, any one of the following: (a) that Valeant is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against Valeant (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days);
(b) an administrative receiver, receiver and manager, interim receiver, custodian or similar officer is appointed in respect of Valeant; (c) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up Valeant, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of Valeant;
(d) a resolution shall have been passed by Valeant or Valeant's directors to make an application for an administration order or to appoint an administrator; or (e) that Valeant makes any general assignment, composition or arrangement with or for the benefit

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                                       8.

of all or some of Valeant's creditors or suspends making payments to all or substantially all of Valeant's creditors.

     Valid means with respect to an NDA or an MAA or other filing for Regulatory Approval with the relevant Approval Authority that the relevant Approval Authority has determined that such NDA or MAA or other filing for Regulatory Approval has successfully completed its validation procedure.

     Valid Claim means any claim of an issued and unexpired Patent Right which has neither been revoked, held unenforceable, unpatentable nor invalid by a final decision of a court or a governmental agency of competent jurisdiction (including any competent patent office), and any patent application within the Licensed Patents which is being Handled by Metabasis which has been pending for less than (i) [...***...] for patent applications in the United States, or (ii) [...***...] for non-U.S. patent applications from the date of filing, unless on the date of expiration of the applicable foregoing (i) or (ii), one or more rejections of the pending claims of such patent application are under appeal to a board of appeals, court, or other authority with jurisdiction over appeals of such rejections.

     1.2 INTERPRETATION

     In this Agreement, unless the context requires otherwise:

     (a) the singular includes the plural and vice versa;

     (b) words denoting persons include corporations, partnerships and other legal persons;

     (c) a reference to a specified section, or paragraph is a reference to that specified section or paragraph of this Agreement;

     (d) the article and section headings and the Table of Contents are for convenience only and do not affect the interpretation of this Agreement;

     (e) "including" means including without limitation; and

     (f) a reference to a Party includes its successors and permitted assigns.

                                   ARTICLE II

                                     LICENSE

     2.1 LICENSE

     Subject to the terms and conditions of this Agreement, Valeant grants to LICENSEE, and LICENSEE accepts, the exclusive right and exclusive license under the Licensed Technology within the Field throughout the Territory (with the right to grant sublicenses in accordance with Section 2.2), to research, develop, manufacture, have manufactured, market, export, have exported, import, use, offer for sale, sell, have sold, distribute, promote, detail, and otherwise commercialize the Licensed Compound or Products. The license is exclusive (even as to Valeant)

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                                       9.

with respect to the Licensed Technology. This Section 2.1 does not prevent Valeant from granting licenses to Third Parties with respect to compounds or products that do not fall within the definition herein of Licensed Compounds or Products.

     2.2 SUBLICENSE

     (a) Subject to Sections 2.2(b) and 2.2(c), LICENSEE has the sole and exclusive right to sublicense the rights granted to it by Valeant under the Licensed Technology within the Field throughout the Territory, to any Affiliate or Third Party at any time at its sole discretion (as such, a Sublicensee). In addition, LICENSEE may subcontract to Third Parties the performance of tasks and obligations with respect to the development and commercialization of the Product as LICENSEE deems appropriate.

     (b) LICENSEE shall remain responsible for ensuring compliance with the terms of this Agreement by Sublicensees. LICENSEE shall also pay to Valeant royalties on Net Sales by Third Party Sublicensees pursuant to Section 4.3 of this Agreement and LICENSEE will pay such royalties irrespective of whether LICENSEE receives payments or other consideration due from such Third Party Sublicensees.

     (c) LICENSEE may sublicense its rights and obligations under this Agreement only to the extent it has sublicensed the corresponding rights and obligations under the Metabasis License Agreement.

     (d) Any sublicense granted by LICENSEE other than in conformity with the provisions of this Section 2.2 shall be null and void.

     2.3 EXCLUSIVITY

     During the Term, Valeant will not license or otherwise grant to any Third Party any rights under the Licensed Technology to research, develop, manufacture, have manufactured, market, export, have exported, import, use, offer to sell, or sell, have sold, distribute, promote, detail or otherwise commercialize Licensed Compounds or Products in the Territory within the Field.

     2.4 PROVISION OF INFORMATION

     (a) Within [...***...] following the Effective Date, Valeant will disclose and provide all information in its possession or control relating to the Licensed Patents and the Licensed Technology to LICENSEE or its designated Affiliate to the extent necessary or useful to enable LICENSEE to perform its obligations under this Agreement to develop, manufacture, register, use or market the Licensed Compound or Product and practice the licenses granted hereunder efficiently, including, to the extent reasonably available to Valeant, any clinical data, study reports, any information relating to manufacturing, any agreements in respect of the Licensed Compound, and any related correspondence and filings with any Approval Authority (including notes or minutes of any meetings with any Approval Authority). As part of such disclosure, as soon as reasonably practicable, Valeant will disclose to LICENSEE all Licensed Technology, including pre-formulation reports, clinical manufacturing batch records, development reports, IND documentation, analytical results, analytical method validation report, raw material and excipient sourcing information, quality audit findings, stability reports and any

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                                       10.

other relevant technical information. Such information is subject to the confidentiality provisions of Article XI hereof.

     (b) Valeant shall have a continuing obligation to disclose and provide to LICENSEE such additional Licensed Technology as is developed or obtained by Valeant or its Affiliates during the term of this Agreement which Valeant has the legal right to disclose to LICENSEE. In addition, Valeant shall promptly disclose and provide to LICENSEE all data arising out of the ongoing Phase II study related to the Licensed Compound that it completes pursuant to Article 7 hereof. Further, Valeant will, [...***...] provide reasonable assistance to LICENSEE in connection with understanding and using the Licensed Technology, including by providing information to assist LICENSEE in developing the Licensed Compounds or Product and its related activities.

     2.5 LIMITS ON THE USE OF LICENSED COMPOUND BY VALEANT

     Except as provided for in Article VII hereof, from the Effective Date, Valeant and its Affiliates will not research, develop, manufacture, have manufactured, market, export, have exported, import, use, offer for sale, or sell, have sold, distribute, promote, detail or otherwise commercialize the Licensed Compound. The rights granted under this Agreement are to the exclusion of Valeant, except as otherwise set forth in this Agreement.

     2.6 NON COMPETITION

     (a) Valeant agrees that for a period beginning on the Effective Date and ending [...***...] in a country, Valeant and its Affiliates will not, directly or indirectly, promote the sale of, sell, or otherwise commercialize any Competitive Product, or license, assign, permit or otherwise assist, Third Parties to engage in any of such activities in such country, provided, however, that Valeant and its Affiliates shall be permitted to commercialize a Competitive Product in any country with respect to which LICENSEE's rights have terminated pursuant to a termination by Valeant under Section 12.3 or a termination by LICENSEE under Section 12.5 of this Agreement.

     (b) LICENSEE and its Affiliates (other than any Generic Affiliates) may not, for a period beginning on the Effective Date and [...***...], directly or indirectly, promote the sale of, sell, or otherwise commercialize a Competitive Product in such country. For the avoidance of doubt, if LICENSEE acquires or becomes the beneficial owner of a Third Party and as a result of such acquisition acquires full commercialization rights to any Competitive Product, LICENSEE shall [...***...]

     (c) Notwithstanding anything in the Agreement to the contrary, in the event that Valeant breaches the non competition provisions contained herein, LICENSEE shall have the

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                                       11.

right to offset the full amount of damages it has suffered as a result of Valeant's breach against any payments to Valeant pursuant to Article 4 hereof.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

     3.1 This Agreement will become effective only upon the occurrence of all the Conditions Precedent.

     3.2 LICENSEE and Valeant acknowledge that the non-occurrence of any of the conditions that are part of the Conditions Precedent will render this Agreement null and void.

                                   ARTICLE IV

                                  COMPENSATION

     4.1 LICENSE FEE

     Within five (5) business days following the Effective Date, LICENSEE will make a one-time, non-refundable, non-creditable payment to Valeant in the amount of nineteen million two hundred thousand dollars ($19,200,000) (the "Valeant License Fee"), which, together with the Metabasis Upfront Fee set forth in
Section 4.1 of the Metabasis License Agreement, comprise the Total Upfront Fee set forth in Section 4.1 of the Metabasis License Agreement.

     4.2 MILESTONE PAYMENTS

     (a) In consideration of the licenses and rights granted by Valeant to LICENSEE hereunder LICENSEE will pay to Valeant the following non-refundable, non-creditable Milestone Payments, provided that the amounts below, together with the milestone payments due Metabasis under Section 4.2 of the Metabasis License Agreement, constitute the full amount of the milestones due Metabasis and Valeant pursuant to the terms of both this Agreement and the Metabasis License Agreement:

          (i) [Intentionally omitted]

          (ii) [...***...]

          (iii) [...***...]

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          (iv) [...***...]

          (v) [...***...]

          (vi) [...***...] and

          (vii) [...***...]

     (b) Each Milestone Payment due under Section 4.2(a) will be due only once for the first Product in respect of which the indicated Milestone occurs, regardless of the substitution for the Licensed Compound of a Substitute Compound pursuant to Article III. LICENSEE will notify Valeant in writing within [...***...] of the occurrence of each Milestone and will make all Milestone Payments within [...***...] after receipt of an invoice from Valeant for payment of the Milestone substantially in the form of Exhibit B. For the avoidance of doubt the subsequent occurrence of any similar event in respect of any Product, including in respect of any additional indication(s), will not give rise to any additional obligation of LICENSEE to make a Milestone Payment with respect to such subsequent event.

     4.3 ROYALTIES

     (a) In addition to the amounts payable under Section 4.2, LICENSEE will collectively pay Metabasis and Valeant (collectively referred to as "MV"), in any calendar year during the Royalty Obligation Period, royalties in the aggregate amounts as follows on a Product-by-Product and country-by-country basis and provided that the amounts below constitute the full amount of the royalties due MV pursuant to the terms of both this Agreement and the Metabasis License Agreement:

          (i) in any country in which there is a Valid Claim of a Licensed Patent, a royalty on Net Sales in such country as provided below:

               (A) on Net Sales of Products [...***...]

               (B) on Net Sales of Products [...***...]

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          (ii) on Net Sales of each Product in any country in which there is no
Valid Claim of a Licensed Patent, [...***...]

     (b) Royalties on Net Sales will be calculated every Accounting Period. Within [...***...] after the last day of each such Accounting Period during the term of this Agreement following the First Commercial Sale of a Product, LICENSEE will provide to MV the Sales & Royalty Report. If MV has no comments on such report, Metabasis and Valeant shall each submit an invoice to LICENSEE substantially in the form of Exhibit B with respect to the Royalty Payment, each of which shall be signed by both Metabasis and Valeant and shall indicate the proportion of the Royalty Payments that shall be made to each of (i) Metabasis and (ii) Valeant, provided, however, that the sum of the payments to be made to each of Metabasis and Valeant may not exceed 100% of the actual Royalty Payments due (the "Total Royalties Due"). In the event that there are invoicing discrepancies (such that, for example, the total of the Royalty Payments based on the invoices received from each of Metabasis and Valeant exceeds the Total Royalties Due), LICENSEE may, in it sole discretion, make payment to each of Metabasis and Valeant as it determines is appropriate and in keeping with the terms of this Agreement and shall have no liability to Metabasis or Valeant with regard to any disagreement with respect to such allocation so long as the total of such payments is equal to the Total Royalties Due. LICENSEE shall pay the Royalty Payment within [...***...] after receipt of the invoices. All such Royalty Payments constitute the full amount of the Royalty Payments due MV pursuant to the terms of both this Agreement and the Metabasis License Agreement.

     (c) LICENSEE may obtain a license under any issued patent from one or more Third Parties which patent, but for such license, would be infringed by the exercise of the rights granted to LICENSEE hereunder. For any such Third-Party licenses, LICENSEE may reduce the royalties otherwise due to MV hereunder by an amount [...***...] paid by LICENSEE to such Third Party or Third Parties to the extent attributable to such license, including any [...***...]; provided, however, that the total such reduction for all such Sublicenses shall not cause the royalties due to MV in any calendar year to fall below [...***...] of the royalties which would otherwise be due (i.e. without reference to the reduction due to Sublicense royalties) to MV in such year. Any portion of such reduction which is unused in any year because of the foregoing proviso [...***...]; and further provided that no reduction in royalties will result from a license to a Third Party patent that claims [...***...] that are not necessary in order to develop, manufacture or commercialize the Licensed Compound, [...***...] and further provided that no reduction in royalties will result from a license to a Third Party patent where such license covers a Combined Product and where no actual or alleged infringement by the claims of such patent would result from activities relating to a Product whose only active pharmaceutical ingredient is a Licensed Compound, [...***...] Valeant shall remain responsible for the payment of royalty obligations, if any, due to Third Parties under any Licensed Technology which has been licensed to Valeant and is sublicensed to LICENSEE under this Agreement. All such payments shall be made promptly by Valeant in accordance with the terms of its license agreement.

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     (d) If a Third Party sells a product which is a Generic Equivalent to a
Product in any country in which LICENSEE, an Affiliate or Sublicensee is selling such Product, the royalty payable by LICENSEE to MV under this Agreement with respect to such Product in each such country will be [...***...] for the time period during which such Generic Equivalent is sold by or on behalf of such Third Party in such country.

     (e) If any Approval Authority imposes a price limitation for specific indications or patients, and [...***...] determines that such limitation [...***...] for a Product in such country, LICENSEE will promptly notify Valeant of such limitation. Pursuant to the terms of the Metabasis License Agreement (i) if Metabasis agrees with LICENSEE's determination, [...***...] and (ii) if Metabasis and LICENSEE fail to promptly agree [...***...] the matter will be referred to arbitration pursuant to Article XIV of the Metabasis License Agreement and [...***...] LICENSEE will, to the extent permitted by law, use reasonable commercial efforts to resist the imposition or continuation of any such price limitation.

     4.4  DURATION OF ROYALTY OBLIGATIONS

     The period during which LICENSEE is required to pay the royalty under
Section 4.3 with respect to each Product (the Royalty Obligation Period) will terminate in each country in the Territory upon the occurrence of the later of:

     (a) the expiration or invalidation in such country of the last to expire or be invalidated Licensed Patent which but for the Metabasis License Agreement would be infringed by the manufacture, use or sale of such Product in such country; and

     (b) [...***...] after the First Commercial Sale in such country of such Product.

     4.5  PAYMENT TERMS

     (a) LICENSEE will make all payments required to be made to Valeant under this Agreement in Dollars to Valeant by wire transfer of immediately available funds to a bank account of Valeant designated by Valeant from time to time in accordance with this Agreement. LICENSEE shall have no obligation to pay any proportion of a Royalty Payment to Metabasis or Valeant, as the case may be, until and unless a valid invoice indicating the appropriate proportion of the Royalty Payment to make to such party has been submitted pursuant to Section 4.3(b).

     (b) In the event that any payment due to Valeant hereunder, including any upfront payment, royalty payment and milestone payment, is not made when due, the payment shall accrue interest from the date due at the [...***...] provided, however, that in no event shall such rate exceed the

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maximum legal annual interest rate. The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

     4.6  TAXES

     All amounts owed under this Agreement will be reduced and paid after deduction as required by law for all applicable taxes, fees, and other charges on such amounts except taxes imposed with respect to or based on a Party's net income. In particular, any tax required to be withheld by LICENSEE under the laws of any country for the account of Valeant (withholding taxes) will be promptly paid by LICENSEE for and on behalf of Valeant to the appropriate governmental authority, and LICENSEE will furnish Valeant with reasonable proof of payment of such tax. All such tax actually paid on Valeant's behalf will be deducted from royalty payments due Valeant or promptly reimbursed to LICENSEE if no further payments are due Valeant. LICENSEE will reasonably assist Valeant in minimizing the withholding taxes applicable to any payment made by LICENSEE and in claiming tax refund at Valeant's request. Each Party agrees to reasonably assist the other Party in claiming exemption from such withholding of taxes of any type under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

     4.7  ALLOCATION OF ROYALTY PAYMENT

     Provided that LICENSEE shall make the Royalty Payments in the aggregate amount specified in Section 4.3 and as specified in the Invoices submitted by Metabasis and Valeant in accordance with Section 4.3(b), LICENSEE shall have no liability to Metabasis or Valeant with regard to any disagreement with respect to the allocation of the Royalty Payment between Metabasis and Valeant.

     4.8  RECORDS

     LICENSEE and its Affiliates will keep, and will require its Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties and Milestone Payments payable to Valeant with accounting principles consistently applied from period to period, in accordance with the applicable Accounting Standards. Such books of account will be kept, as the case may be, at LICENSEE's or its Affiliate's or Sublicensee's principal place of business for [...***...] following the Accounting Period to which they pertain. From time to time in accordance with this Agreement, an internationally recognized independent public accounting firm retained by Valeant may perform an audit of such books and records of LICENSEE, its Affiliates and Sublicensees for the period or periods reasonably requested by Valeant solely for the purpose of ensuring compliance with the terms of this Agreement by LICENSEE, its Affiliates and Sublicensees with respect to all Milestone Payments, royalties and other amounts payable to Valeant under this Agreement, including the correctness of any report or payments made under this Agreement. Upon timely request of at least [...***...] prior written notice from Valeant, such audit will be conducted during regular business hours in such a manner as to not unnecessarily interfere with LICENSEE's normal business activities or those of its Affiliates or Sublicensees, and will be limited to [...***...] prior to delivery of such written notice. Such audit will not be performed more frequently than once per calendar year nor more frequently than once

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with respect to any Accounting Period. All information, data documents and abstracts examined in the audit will be used only for the purpose of verifying royalty statements or compliance with this Agreement, will be treated by Valeant as LICENSEE Confidential Information subject to the obligations of Article 11 of this Agreement and may not be retained more than [...***...] Audit work papers and results will be shared by Valeant to LICENSEE. If the audit reveals an underpayment, LICENSEE will promptly make up such underpayment. The failure of Valeant to request verification of any royalty calculation within the period during which corresponding records must be maintained will be deemed to be acceptance of the royalty reporting. The fees charged by such accountant will be paid by Valeant unless the audit discloses that any Milestone Payment payable to Valeant was not paid in accordance with this Agreement or the royalties payable to Valeant by LICENSEE or its Affiliates or Sublicensees for the audited period are [...***...] of the royalties actually paid to Valeant for such period, in which case LICENSEE will pay the fees and expenses charged by the accountant. LICENSEE will require each of its Affiliates and Sublicensees to make reports to LICENSEE to the same extent as is required of LICENSEE to Valeant pursuant to this Agreement and to keep and maintain records of Net Sales made pursuant to such sublicense and to grant access to such records to Valeant's independent accountant to the same extent required of LICENSEE under this Agreement. Any disagreement between Valeant and LICENSEE concerning alleged overpayments or underpayments or other disputes arising from such audits will be resolved by the dispute resolution procedure set forth in Article XIV.

     4.9  SALES IN FOREIGN CURRENCIES

     Whenever for the purpose of calculating royalties, conversion from any foreign currency is required, such conversion will be made as follows:

     (a) for LICENSEE and its Affiliates, when calculating the Net Sales, the amount of such sales in foreign currencies will be converted from any foreign currency into Dollars using LICENSEE's then-current standard exchange rate methodology as applied in its external reporting (which is ultimately based on official rates such as Reuters and European Central Bank) for conversion of foreign currency sales into Dollars.

                                    ARTICLE V

                             [INTENTIONALLY OMITTED]

                                   ARTICLE VI

                      DEVELOPMENT AND MARKETING OBLIGATIONS

     6.1  COMMERCIAL DEVELOPMENT OBLIGATION

     (a) Subject to Section 6.1(b), LICENSEE will at its sole expense use Commercially Reasonable Efforts to develop and commercialize a Product in each Major Market Country in the Field as well as generally elsewhere in the Territory, except where such development and

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commercialization is not commercially reasonable for such Product.
Notwithstanding the foregoing, such obligation to use Commercially Reasonable Efforts shall not require LICENSEE to develop and commercialize a Product in every country or territory. Subject to compliance with the foregoing provisions of this Section 6.1(a), the manner of the development, the commercialization and marketing of the Product(s) shall be in LICENSEE's sole discretion.

     (b) Notwithstanding the provisions of (a) above, the manufacture and supply of the Licensed Compound and/or Product under this Agreement shall be in the sole discretion of LICENSEE.

     6.2  USE OF NAME

     Valeant may not use the name of LICENSEE or any of its Affiliates or any variant thereof, and LICENSEE may not use the name of Valeant or any variant thereof, in each case in connection with the advertising or sale of any Product, without the prior written consent of the other, except as required by any Approval Authority, including in relation to any Product labeling or packaging.

                                   ARTICLE VII

                             ONGOING PHASE II STUDY

     7.1 Valeant shall use commercially reasonable efforts to complete the ongoing Phase II study [...***...] related to the Licensed Compound. The Parties understand that the specific protocol amendments under which this study will be conducted are subject to change as a result of the decisions of regulatory authorities. The Parties agree to enter into a separate Contract Research Agreement on customary terms as soon as practical following the Effective Date to govern the performance of such ongoing Phase II study. Until such time as such agreement is entered into, Valeant agrees that it will take direction from LICENSEE in completing such study.

     7.2 LICENSEE shall pay all reasonable documented costs and expenses (including FTEs for Valeant personnel involved in the ongoing study and Third Party expenses such as for drug substance, dosage manufacture, medical writing, and under CRO agreements) incurred after the Effective Date with respect to such ongoing Phase II study, provided, however, that such costs and expenses must not exceed the budget provided to LICENSEE related to such ongoing Phase II study by more than [...***...] without LICENSEE's prior written consent. Such payment shall be made by LICENSEE [...***...] of its receipt of any invoice together with supporting documentation thereon from Valeant, which invoices may be sent no more frequently than every [...***...]

     7.3 Valeant shall provide LICENSEE with a final study report for the ongoing Phase II study in accordance with its usual format and content for like reports within [...***...] following unblinding of the clinical data.

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                                  ARTICLE VIII

                              INTELLECTUAL PROPERTY

     8.1  PATENT PROSECUTION AND MAINTENANCE

     (a) For patents to inventions owned by Valeant that become a part of the Licensed Technology, LICENSEE will be responsible, at its own expense for preparing, filing, prosecuting and maintaining (collectively, Handling) such patents. Valeant shall provide such assistance as LICENSEE reasonably requires in relation to the Handling of all such patents. LICENSEE will consult with Valeant as to the Handling of such patents and will furnish to Valeant copies of all material documents relevant to any such Handling. LICENSEE will furnish such documents and consult with Valeant in sufficient time ([...***...] prior to any first deadline for taking any actions) before any action by Valeant is due to allow Valeant to provide comments thereon, which comments LICENSEE must consider. At LICENSEE's expense and reasonable request, Valeant shall provide reasonable assistance in connection with the Handling of all such patents. Should LICENSEE decide that it does not desire to Handle a Patent Right within such patents in a country in the Territory, it will notify Valeant thereof in writing with sufficient time for Valeant to take any appropriate actions. In such circumstances, Valeant may, but is not obligated to, Handle the same at Valeant's own cost, to the extent that Valeant desires to do so, and LICENSEE's rights under this Agreement to any such patents in such country so Handled by Valeant shall terminate immediately upon such notification.

     (b) Patents Covering Inventions Owned By LICENSEE. LICENSEE will be responsible for, at its own expense, Handling all Patent Rights owned by LICENSEE Covering the Licensed Compound and/or Product (the LICENSEE Patents).

     (c) Cooperation of the Parties. Each Party agrees to cooperate fully in the Handling of any Patent Rights owned by the other Party under this Agreement. Such cooperation includes:

          (i) executing all papers and instruments, or requiring its employees or agents to execute all such papers and instruments to enable the other party to apply for and to prosecute patent applications in any country; and

          (ii) promptly informing the other Party of any matters coming to such Party's attention that may materially affect the preparation, filing, prosecution or maintenance of any such Patent Rights.

     8.2  NOTIFICATION OF INFRINGEMENT

     If a Party learns of infringement or threatened infringement or misappropriation by a Third Party of any patent or Licensed Technology relating to Licensed Compounds or Products within the Territory, it will promptly notify the other Party and will include in such notice a description of the basis for the alleged infringement or misappropriation.

     8.3  ENFORCEMENT

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     LICENSEE shall have the first right to bring and control any action or proceeding with respect to infringement of any intellectual property licensed to it by Valeant pursuant to the terms of this agreement, at its own expense and by counsel of its own choice, and Valeant shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. If LICENSEE fails to bring an action or proceeding within (a) [...***...] following the notice of alleged infringement or (b) [...***...] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Valeant shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and LICENSEE shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a Party brings an infringement action, the other Party shall at the first Party's expense, cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Any settlement or other action by a Party which requires payment or other action by the other Party, subjects the other Party to liability or otherwise materially adversely affects the other Party's rights and obligations under this Agreement will require the other Party's prior written consent, which will not be unreasonably withheld or delayed. The Party which actually brings the action shall be entitled to any damage award and other recoveries resulting therefrom, provided that to the extent that any such damage award or other recovery realized by LICENSEE constitutes compensation for lost sales, [...***...]

     8.4  OWNERSHIP

     (a) Valeant Owned Inventions. As between Valeant and LICENSEE, Valeant shall own all rights in and to any inventions and Know-How, including any Patent Rights (collectively, Inventions) made solely by or on behalf of Valeant during the Term of this Agreement. For the avoidance of doubt, and except as set forth in the immediately following sentence, such rights shall not form part of the Licensed Technology and shall not be licensed to LICENSEE without additional reasonable compensation. To the extent such rights are necessary for LICENSEE to develop or commercialize Licensed Compound or Products as a solid oral dosage form, on written notice from LICENSEE, Valeant grants LICENSEE an exclusive license under such rights solely to research, develop, manufacture, have manufactured, market, export, have exported, import, use, offer for sale, sell, have sold, distribute, promote, detail, and otherwise commercialize such Licensed Compound or Products during the term of this Agreement. Any patent licensed under this Section shall be considered a Licensed Patent for purposes of the Royalty Obligation Period.

     (b) LICENSEE Owned Inventions. As between Valeant and LICENSEE, LICENSEE shall own all rights in and to any and all Inventions made solely by or on behalf of LICENSEE during the Term of this Agreement.

     (c) Joint Inventions. All Inventions made jointly by employees or consultants of both Parties during the Term of this Agreement in connection with the development and commercialization of the Product hereunder ("Joint Inventions") shall be jointly owned by the Parties in equal shares.

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     8.5  TRADEMARKS

     LICENSEE will have the sole right to obtain and own all trademarks associated with or used in connection with the manufacture, marketing and sale of any Products, together with associated goodwill. Such LICENSEE trademarks may vary by country or within a country. LICENSEE will be responsible for obtaining, maintaining and protecting all applicable trademarks in connection with the manufacture, marketing and sale of any Products as it determines reasonably necessary.

     8.6  DEFENSE OF INFRINGEMENT AND INVALIDITY ACTIONS

     (a) Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.

     (b) LICENSEE, at its sole expense, will have the first right and, if exercised, will have primary responsibility for and control over the defense of any legal action brought by any Third Party in which LICENSEE, any of its Affiliates or Sublicensees is or becomes a defendant and which is related to alleged infringement of a Third Party patent, as a result of the development or sale of Licensed Compounds or Products, and Valeant shall have the right, at its own expense (including attorney fees and any other additional costs associated with its participation), to be represented in any such action by counsel of its own choice. If LICENSEE fails to proceed in a timely fashion with regard to such defense, Valeant shall have the right at its sole option to control any such defense, and LICENSEE shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

     (c) LICENSEE and Valeant will each use commercially reasonable efforts to cooperate with the other in defending actions under this Section 8.6, including but not limited to giving their consent to being joined in an action to which they are a necessary party. The defending Party will at all times keep the other Party reasonably informed as to the status of any action under this Section 8.6. Any settlement or other action by a Party which requires payment or other action by the other Party, subjects the other Party to liability or otherwise materially adversely affects the other Party will require the other Party's prior written consent, which will not be unreasonably withheld or delayed.

     (d) The allocation and reimbursement of costs in connection with the defense, settlement, or damage awards under this Section 8.6 supersedes and replaces any indemnification that may otherwise have been available under
Article X of this Agreement.

     8.7  PATENT EXTENSIONS

     (a) If requested by LICENSEE, Valeant shall cooperate in obtaining patent term restoration (including as permitted under the Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patents in any country or region where applicable. Valeant shall provide all reasonable assistance requested by LICENSEE, including permitting LICENSEE to proceed with applications for such in the name of Valeant, if deemed appropriate by LICENSEE.

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     (b) LICENSEE shall in its sole discretion determine which, if any, Licensed
Patents, it will apply to extend.

     (c) If requested, Valeant shall provide reasonable assistance to LICENSEE, including by executing documents and providing any relevant information to LICENSEE.

                                   ARTICLE IX

             REPRESENTATIONS, WARRANTIES AND LIMITATION OF LIABILITY

     9.1  REPRESENTATIONS OF VALEANT

     Except as otherwise disclosed on Valeant's Schedule of Exceptions attached to and being a part of this Agreement, Valeant represents and warrants to LICENSEE as follows.

     (a) Valeant is a corporation duly organized under the laws of the State of Delaware, and has all requisite legal and corporate power and authority to carry on its business and to perform its obligations under this Agreement.

     (b) All action on the part of Valeant necessary for the execution and delivery of this Agreement and the performance of Valeant's obligations under this Agreement has been taken.

     (c) The person(s) executing this Agreement on behalf of Valeant have all necessary corporate powers and have been duly authorized by Valeant to execute and deliver this Agreement on its behalf.

     (d) This Agreement constitutes a valid and binding obligation of Valeant, enforceable in accordance with its terms except (a) as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditor's rights generally and (b) subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     (e) Except as have been or will be obtained by Valeant and except for Regulatory Approval, no permit, consent, approval or authorization of, or declaration to or filing with, any person, party or governmental authority is required in connection with the delivery, consummation, or performance by Valeant of this Agreement.

     (f) The execution, delivery and performance of this Agreement by Valeant will not, with or without notice or the passage of time or both, result in any violation of, be in conflict with or constitute a default under any material contract, obligation or commitment to which Valeant is a party or by which it is bound, or, to the best knowledge of Valeant, any statute, rule or governmental regulation applicable to Valeant.

     (g) To the knowledge of Valeant, Valeant owns all right, title and interest in and to the Licensed Technology, in each case free and clear of all Encumbrances.

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     (h) The Licensed Technology is not subject to any Third Party royalty or other payment obligation.

     (i) There are no adverse actions, suits, or claims pending or, to the knowledge of Valeant, threatened against Valeant in any court or by or before any governmental body or agency with respect to the Licensed Technology and, to the actual knowledge of Valeant without having made any inquiry, there are no Third Party Patent Rights which would reasonably be expected to give rise to such actions, suits or claims.

     (j) Valeant has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating the Licensed Technology, nor have any proceedings been threatened by Valeant, nor to the knowledge of Valeant is there any valid basis for any such proceeding.

     (k) Valeant has obtained from its employees, and to its knowledge, all other individuals who participated in any respect in the invention or authorship of the Licensed Technology, effective assignments of all ownership rights of such individuals in such Licensed Technology, either pursuant to written agreement or by operation of law.

     (l) Valeant has not granted a license to any Third Party or Affiliate Covering any [...***...] that would prevent LICENSEE from exercising its rights under this Agreement.

     (m) To the actual knowledge of Valeant, Valeant owns the Licensed Technology as of the Effective Date. There are no adverse actions, suits, or claims pending or to the knowledge of Valeant, threatened against Valeant in any court or by or before any governmental body or agency with respect to the Licensed Technology and, to the actual knowledge of Valeant, there are no Third Party patents which would reasonably be expected to give rise to such actions, suits or claims.

     (n) Valeant has not granted a license to any Third Party or Affiliate covering the Licensed Technology, Licensed Compound or any Product that would prevent LICENSEE from exercising its rights under this Agreement.

     (o) Valeant does not own or Control any patents that cover the Licensed Compound or any Product, other than those Patent Rights granted to it pursuant to the terms of the Original Agreement that will be granted to LICENSEE pursuant to the terms of the Metabasis License Agreement and Assignment Agreement.

     (p) As of the Effective Date, to the knowledge of Valeant, Valeant has not failed to provide any information or data related to Licensed Compound and Product safety, efficacy and Chemistry, Manufacturing and Controls (CMC), that as of the Effective Date would be reasonably deemed to be material.

     9.2  REPRESENTATIONS OF LICENSEE

     LICENSEE represents and warrants to Valeant as follows.

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     (a) LICENSEE is a corporation duly organized under the laws of the State of
New Jersey. LICENSEE has all requisite legal and corporate power and authority to carry on its business and perform its obligations under this Agreement.

     (b) All action on the part of LICENSEE necessary for the execution and delivery of this Agreement and the performance of LICENSEE's obligations under this Agreement has been taken.

     (c) The person(s) executing this Agreement on behalf of LICENSEE have all necessary corporate powers and have been duly authorized by LICENSEE to execute this Agreement on its behalf.

     (d) This Agreement constitutes a valid and binding obligation of LICENSEE, enforceable in accordance with its terms except (a) as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditor's rights generally and (b) subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     (e) Except as have been or will be obtained by LICENSEE and except for Regulatory Approval, no permit, consent, approval or authorization of, or declaration to or filing with, any person, party or governmental authority is required in connection with the delivery, consummation or performance by LICENSEE of this Agreement.

     (f) The execution, delivery and performance of this Agreement by LICENSEE will not, with or without notice or the passage of time or both, result in any violation of, be in conflict with or constitute a default under any material contract, obligation or commitment to which LICENSEE is a party or by which it is bound, or, to the best knowledge of LICENSEE, any statute, rule or governmental regulation applicable to LICENSEE.

     (g) To the knowledge of LICENSEE, after having made reasonable inquiry, LICENSEE is not performing research or development activities with respect to any compound which may become a Competitive Product.

     9.3  COVENANTS OF VALEANT.

     Valeant covenants and agrees that it will not grant any interest in the Licensed Technology which is inconsistent with the terms and conditions of this Agreement.

     9.4  DISCLAIMER OF WARRANTIES

     EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE LICENSED COMPOUND, THE LICENSED TECHNOLOGY AND PRODUCTS LICENSED BY VALEANT TO LICENSEE UNDER THIS AGREEMENT ARE PROVIDED "AS IS," AND VALEANT EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS

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OF THIRD PARTIES. Without limiting the generality of the foregoing, Valeant expressly disclaims any warranty of (a) the success of any study or test commenced pursuant to this Agreement, or (b) the safety or usefulness for any purpose of the Licensed Compound, the Licensed Technology or Products.

                                    ARTICLE X

                   INDEMNIFICATION AND LIMITATION OF LIABILITY

     10.1 INDEMNIFICATION BY LICENSEE

     LICENSEE will at all times, during and after the Term, indemnify, defend and hold harmless Valeant and its Affiliates, and their respective directors, officers, employees, and agents (collectively, Valeant Indemnitees) against any and all Third Party claims, demands, actions and liabilities, including reasonable attorneys' fees and costs (collectively, Third Party Claims), arising out of or relating to (i) any breach of any representation, warranty or covenant of LICENSEE under this Agreement, (ii) the actions of LICENSEE or its Affiliates in connection with the development or commercialization of the Products, or
(iii) the negligence or willful misconduct of LICENSEE or its Affiliates, or
(iv) Valeant's management of the ongoing Phase II study under Article VII of this Agreement where such claim arises from circumstances arising after the Effective Date. This indemnity obligation will not apply:

     (a) to any Third Party Claim indemnifiable by Valeant under Section 10.2;
or

     (b) to the extent that any claim, loss, damage, liability or Third Party Claim or suit is the result of any negligence or willful misconduct of any Valeant Indemnitee.

     10.2 INDEMNIFICATION BY VALEANT

     Valeant will at all times, during and after the Term, indemnify, defend and hold harmless LICENSEE, its Affiliates, and its Sublicensees and their respective directors, officers, employees and agents (collectively, LICENSEE Indemnitees) against any and all Third Party Claims arising out of or relating to (i) any breach of any representation, warranty or covenant of Valeant under this Agreement; (ii) the personal injury or death of any Third Party claimant as a result of the actions of Valeant or its Affiliates in connection with the development of the Product; or (iii) the negligence or willful misconduct of Valeant or its Affiliates. This indemnity obligation will not apply with respect to:

     (a) any Claim indemnifiable by LICENSEE under Section 10.1; or

     (b) to the extent that any Third Party Claim, loss, damage, liability or Third Party Claim or suit is the result of any negligence or willful misconduct of any LICENSEE Indemnitee.

     10.3 OBLIGATIONS OF THE PARTY SEEKING TO BE INDEMNIFIED

     If any party entitled to indemnity under this Article X (in each case, an Indemnified Party) desires to seek indemnity under this Agreement from Valeant or LICENSEE, as the case may be

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(in each case, an Indemnifying Party), the Indemnified Party will as soon as reasonably practicable give notice to the Indemnifying Party, including full particulars of any Third Party Claim to the extent known to the Indemnified Party. Failure to give timely notice to the Indemnifying Party will not release the Indemnifying Party from any liability to the Indemnified Party except to the extent that the Indemnifying Party is injured by such delay. The Indemnifying Party will have the right, by prompt notice to the Indemnified Party, to assume the defense of the matter at the cost of the Indemnifying Party. For the avoidance of doubt, all indemnification claims in respect of a LICENSEE Indemnitee or Valeant Indemnitee shall be made solely by LICENSEE or Valeant, respectively.

     10.4 INDEMNIFICATION PROCEDURE

     (a) Upon assumption of the defense of a Third Party Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Third Party Claim;
(ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Third Party Claim any law firm or counsel reasonably selected by the Indemnifying Party (in the event that it is ultimately decided by a court of law that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys' fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim); (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Third Party Claim; and (iv) the Indemnifying Party shall have the right to settle the Third Party Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party.

     (b) The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Third Party Claim with its own counsel and at its own expense. In particular, the Indemnified Party shall furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all its related reasonable out-of-pocket expenses.

     (c) If the Indemnifying Party does not defend the Third Party Claim, the Indemnified Party shall retain control of the defense thereof. The Indemnified Party may appoint as counsel in connection with conducting the defense and handling of such Third Party Claim any law firm or counsel reasonably selected by the Indemnified Party. The Indemnified Party may defend such Third Party Claim in such manner as it may deem appropriate; provided, however, that the

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Indemnified Party shall keep the Indemnifying Party informed of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense and handling of such Third Party Claim with its own counsel and at its own expense. In addition, the reasonable and verifiable costs and expenses, including attorneys' fees and disbursements, incurred by the Indemnified Party shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

     10.5 MITIGATION OF LOSS

     Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any losses under this Article. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

     10.6 SPECIAL, INDIRECT AND OTHER LOSSES

     EXCEPT FOR THIRD PARTY CLAIMS INDEMNIFIED UNDER SECTION 10.1 AND 10.2, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.

     10.7 NO EXCLUSION

     No Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.

                                   ARTICLE XI

                         CONFIDENTIALITY AND PUBLICATION

     11.1 CONFIDENTIALITY

     Subject to Section 11.2, during the Term and for [...***...] after the Term, each Party will maintain in confidence all Confidential Information disclosed by the other Party pursuant to this Agreement, including any Confidential Information contained in Licensed Technology, and will not use such Confidential Information for any purpose except as permitted by this Agreement. Neither Party will disclose such information and materials to anyone other than those of its Sublicensees, Affiliates, potential Sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such Party's activities pursuant to this

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Agreement and each Party hereby agrees to protect such Confidential Information with the same degree of care with which such Party maintains its own proprietary information, but in no event less than reasonable care. Each Party will obtain a written agreement from its Sublicensees, potential Sublicensees, consultants, agents and subcontractors (if any), prior to disclosure, to hold in confidence and not make use of such trade secrets or other proprietary information for any purpose other than as permitted by this Agreement.

     11.2 DISCLOSURE

     The obligation of confidentiality in this Agreement does not apply to the extent that:

     (a) either Party or their Affiliates (as such, the Recipient) are required to disclose Confidential Information by order or regulation of a governmental agency or a court of competent jurisdiction, or under the securities laws of any jurisdiction or in connection with any filing of information with the U.S. Securities and Exchange Commission or any stock exchange upon which its securities are listed, except that the Recipient will not make any such disclosure (other than as required under the securities laws of any jurisdiction or in connection with any filing of information with the U.S. Securities and Exchange Commission or any stock exchange upon which its securities are listed) without first notifying the other Party and allowing such other Party a reasonable opportunity to seek injunctive relief from (or protective order with respect to) the obligation to make such disclosure;

     (b) the Recipient can demonstrate that (i) the disclosed Confidential Information was at the time of such disclosure to the Recipient already in (or later enters) the public domain other than as a result of actions of the Recipient, Recipient's Affiliates, employees, Sublicensees, agents or subcontractors in violation of this Agreement; (ii) the disclosed Confidential Information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Agreement or independently generated by the Recipient or its Affiliates at any time; or (iii) the disclosed Confidential Information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to either Party to this Agreement and not under a duty of confidentiality to the other Party;

     (c) with respect to a disclosure by LICENSEE, disclosure is made to a government regulatory agency as part of such agency's product license approval process for the Product, provided, however, that the Recipient will notify the other Party, limit the disclosure to the extent possible and, where appropriate, seek confidential treatment to the extent available; or

     (d) disclosure is necessary to obtain or secure patent protection of any Licensed Technology, provided, however, that the Recipient will notify the other Party, limit the disclosure to the extent possible and, where appropriate, seek confidential treatment to the extent available.

     In addition to disclosures described above, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement;

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(ii) regulatory filings for Products such Party has a license or right to develop hereunder; and (iii) prosecuting or defending litigation as permitted by this Agreement.

     11.3 PUBLICITY

     (a) Metabasis, Valeant and LICENSEE shall agree on the form, content and timing of any initial press releases concerning this Agreement and the Metabasis License Agreement which shall be issued promptly after the date of execution of this Agreement. Following the date of execution of this Agreement, Valeant may not originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports or otherwise, relating to the terms and conditions of this Agreement or to any sublicense under this Agreement, or to the performance under this Agreement or under any sublicense under this Agreement, without the prior written approval of LICENSEE, unless such releases are limited substantially to LICENSEE's public announcements. Valeant may use the substance of the initial press releases, LICENSEE's public announcements, and any other materials approved by LICENSEE, in Valeant's investor relations and public relations activities. Valeant shall make no public announcement, either written, oral or in any medium relating to the safety or efficacy of or clinical data pertaining to Licensed Compound, except for statement in official correspondence with government patent authorities in support of Patent Rights, without the prior written consent of LICENSEE. Nothing in the foregoing, however, shall prohibit Valeant from making disclosures to the extent deemed necessary under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange, provided same is accurate and complete. In such event, however, Valeant shall where applicable, request confidential treatment to the extent available, and shall provide copies of the proposed disclosure reasonably in advance of such filing or other disclosure for LICENSEE's prior review and comment and shall give due consideration to any comments by LICENSEE relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

     (b) To the extent LICENSEE originates any written publication, news release or other public announcement relating to this Agreement, LICENSEE shall provide Valeant with a copy of its proposed release or public disclosure for review and comment, provided that such right of review and comment shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed. LICENSEE shall give due consideration to any comments by Valeant relating to such proposed press release or other public disclosure provided that Valeant responds with such comments within [...***...] of receiving such copy.

     (c) Notwithstanding the foregoing, LICENSEE shall be entitled to (i) issue press releases and other public statements to the extent necessary or useful in connection with the development or commercialization of the Product, including in connection with sublicensing and subcontracting transactions; and (ii) publish or have published information about clinical trials related to the Product, including the results of such clinical trials on the clinicaltrials.gov website.

     11.4 SCIENTIFIC PUBLICATIONS

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     LICENSEE shall be free to publish scientific articles about the Licensed
Compound or Products but Valeant may only do so with the prior written consent of LICENSEE. LICENSEE will first provide Valeant with a copy of the proposed publication for review and comment. LICENSEE shall give due consideration to any reasonable comments by Valeant relating to such proposed publication.

                                   ARTICLE XII

                              TERM AND TERMINATION

     12.1 TERM

     (a) The Term of this Agreement (the Term) commences as of the Effective Date and, unless sooner terminated in accordance with this Agreement, will expire in each country in the Territory with respect to a Product upon the occurrence of the later of

          (i) the expiration or invalidation of the last to expire or be invalidated of the Licensed Patents which but for the Metabasis License Agreement would be infringed by the sale of such Product using such Licensed Patents in such country; and

          (ii) [...***...] after the First Commercial Sale in such country of such Product.

     (b) Upon expiration of the Term in a country with respect to any Product, LICENSEE will have a perpetual, fully paid-up, fully and freely sub-licensable, royalty free, exclusive license within the Field in such country to exercise the rights granted in Article II relating to the Licensed Compound or Product.

     12.2 TERMINATION OF METABASIS LICENSE AGREEMENT

     This Agreement will terminate automatically upon early termination of the Metabasis License Agreement by Metabasis.

     12.3 TERMINATION FOR CAUSE

     (a) Either Party (as such, the Non-Breaching Party) may terminate this Agreement upon written notice with immediate effect if:

          (i) the other Party (as such, the Breaching Party) has not complied with any of its material obligations under this Agreement; and

          (ii) the Non-Breaching Party gives written notice to the Breaching Party specifying the nature of the default, requiring the Breaching Party to cure the default, and referring to the Non-Breaching Party's right to terminate this Agreement pursuant to this Section 12.3; and

          (iii) the default is not cured within [...***...] after the receipt of such written notice (or, in the event that cure cannot be effected within such [...***...] period,

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reasonable efforts by the Breaching Party are not commenced and continuing throughout such period and the default is not finally cured within [...***...] after the receipt of such notice).

     (b) If LICENSEE or Metabasis terminates the Metabasis License Agreement for a particular country, this Agreement will automatically terminate for that country and LICENSEE's rights with respect to Licensed Technology will also terminate automatically.

     (c) Waiver by either Party of any event or succession of events giving rise to the right of termination will not deprive the waiving Party of the right to terminate this Agreement under this Section 12.3 on the basis of any subsequent event giving rise to such right.

     12.4 RIGHTS AND OBLIGATIONS UPON TERMINATION FOR CAUSE

     (a) Upon any termination by Valeant under Section 12.3 with respect to a particular country or countries, all licenses and other rights granted to LICENSEE pursuant to Article II will terminate pursuant to Section 12.5.3 with respect to such country or countries.

     (b) Upon any termination by LICENSEE under Section 12.3, LICENSEE in its sole option and discretion may in such termination notice elect to either (A) terminate this Agreement in its entirety in which case all licenses granted hereunder shall cease with immediate effect; or (B) continue to exercise the licenses granted to LICENSEE in which case the following terms shall apply:

          (i) any licenses granted by LICENSEE to Valeant will terminate and revert to LICENSEE;

          (ii) the licenses granted by Valeant to LICENSEE under Article II will remain in effect in accordance with their respective terms, including LICENSEE's obligation to pay Valeant the royalties as set forth in Section 4.3 and the Milestone Payments as set forth in Section 4.2, provided that such license shall henceforth be freely sub-licensable and the restrictions on sub-licensing in
Section 2.2 shall no longer apply and provided further that LICENSEE shall have the right to offset the full amount of damages it has suffered as a result of Valeant's breach against any royalties or Milestone payments that would otherwise be payable in accordance with Section 4.3 or 4.2

          (iii) the provisions of Section 2.6 (Non-Competition) shall continue to apply;

          (iv) LICENSEE shall continue to have the right to Handle and defend those patents as specified in Article VIII;

          (v) LICENSEE will have no further obligation to disclose any Confidential Information to Valeant and LICENSEE may request the immediate return or destruction of any Confidential Information already disclosed to Valeant; and

          (vi) Except as amended as described above, the rights and obligations of LICENSEE and Valeant under this Agreement shall continue in full force and effect.

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     12.5 LICENSEE TERMINATION WITHOUT CAUSE

          (i) LICENSEE may terminate this Agreement in whole or in part without cause only if it terminates corresponding rights in the Metabasis License Agreement without cause and upon [...***...]

     12.6 VALEANT CHANGE OF CONTROL AND INSOLVENCY EVENT

     Within [...***...] after any Valeant Change of Control or any Valeant Insolvency Event, LICENSEE may upon written notice to Valeant (or its successor) immediately terminate any obligations upon LICENSEE to provide Valeant with reports (other than Royalty Reports) or updates relating to the development or commercialization of the Licensed Compound or Product(s). From and after any such termination, LICENSEE will have no further obligation to disclose any Confidential Information (other than that which may be contained in the Royalty Reports) to Valeant or its successor and LICENSEE may request the immediate return or destruction of any Confidential Information already disclosed to Valeant. Except as terminated as described above, the rights and obligations of LICENSEE and the Valeant successor under this Agreement shall continue in full force and effect.

     12.7 SURVIVING PROVISIONS

     The Parties' rights and obligations under Sections 4.8, 6.2, 8.4, 11.1, 11.2, 11.3 and Articles X, XII, XIII, XIV and XV will survive any termination and expiration of this Agreement. Termination or expiration of this Agreement for any reason will be without prejudice to any rights accrued to the benefit of either Party prior to termination or expiration and will not relieve either Party from obligations expressly indicated to survive termination or expiration of this Agreement. Termination or expiration of this Agreement will not terminate LICENSEE's obligation to pay all royalties accrued prior to the effective date of termination or expiry. Any other provisions of this Agreement required to interpret and enforce the Parties' rights and obligations under this Agreement will also survive to the extent required for the full observation and performance of this Agreement by the Parties.

                                  ARTICLE XIII

                             ASSIGNMENT; SUCCESSORS

     13.1 ASSIGNMENT

     (a) Subject to Section 13.1(d), neither this Agreement nor any interest under this Agreement may be assigned by LICENSEE to a Third Party without the prior written consent of Valeant, which consent cannot be withheld and will be granted without delay in the event that consent to assignment of a corresponding interest to such Third Party under the Metabasis License Agreement has been granted by Metabasis. Neither this Agreement nor any interest under this Agreement may be assigned by LICENSEE unless an assignment has been made of the Metabasis License Agreement or of a corresponding interest under the Metabasis License Agreement.

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     (b) Subject to Section 13.1(d) and to the Valeant Change of Control
provisions described elsewhere in this Agreement, neither this Agreement nor any interest under this Agreement may be assigned by Valeant without the prior written consent of LICENSEE, except that Valeant may assign this Agreement to the acquirer of its, along with its Affiliates', entire business and assets which acquirer agrees in writing to assume all of the obligations of Valeant under this Agreement.

     (c) No assignment or sublicense will release either Party from any liability under this Agreement.

     (d) Each of LICENSEE and Valeant may assign this Agreement or any rights or performance obligations under this Agreement to any Affiliate or to any successor by merger, consolidation, sale or acquisition of all or substantially all of the assets used in the business which is the subject of this Agreement.

     (e) Any assignment not made in accordance with this Section 13.1 will be void.

     13.2 BINDING UPON SUCCESSORS AND ASSIGNS

     Subject to the limitations on assignment under Section 13.1, this Agreement binds all successors in interest and assigns of Valeant and LICENSEE. Any successor or assignee of LICENSEE's or Valeant's interest will expressly assume in writing the performance of all the terms and conditions of this Agreement and the Other Agreements to be performed by LICENSEE or Valeant, as the case may be.

     13.3 PARTIES RESPONSIBLE FOR PERFORMANCE OF AFFILIATES

     Each Party shall remain responsible for the performance of this Agreement by its Affiliates to which this Agreement has been assigned, and shall cause such Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.

                                   ARTICLE XIV

                               DISPUTE RESOLUTION

     14.1 ARBITRATION

     Subject to Section 14.2, any dispute, controversy or claim arising under, out of or in connection with this Agreement, or the breach thereof, including any subsequent amendments, may be referred to and finally settled by arbitration in accordance with the commercial rules of the [...***...] in force on the date of commencement of the arbitration. The arbitration will be final and binding, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There will be three arbitrators, one arbitrator selected by Valeant and one arbitrator selected by LICENSEE, which arbitrators

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will then jointly select the third arbitrator. If either party fails to nominate an arbitrator within [...***...] from the date of notification made to it of the other Party's request for arbitration, then the third arbitrator will be appointed in accordance with [...***...] The place of the arbitration will be New York, USA and the laws of the State of New York will be applied. Each of the arbitrators will have at least 10 years experience in commercial transactions. The arbitration will commence within [...***...] after appointment of the arbitrators and will continue uninterrupted, unless otherwise suspended by the arbitrators for good cause, for not longer than [...***...] (including without limitation any discovery permitted by the arbitrators). The arbitrators will, within such [...***...] period, render a written decision with findings of fact and conclusions of law and deliver such decision to the Parties. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited. The decision of the arbitrators will be final and non-appealable and binding upon the Parties, and may be entered and enforced in any court having jurisdiction. The Parties shall share the costs of the arbitration equally.

     14.2 PRE-ARBITRATION DISPUTE RESOLUTION

     No dispute under this Agreement will be referred to arbitration under
Section 14.1 until the following procedures have been satisfied. The [...***...] of Valeant and, depending on whether the dispute is one which relates to a pre-approval or post-approval matter, the [...***...] of LICENSEE (or designees with similar authority to resolve such dispute) will meet to review any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either Party under this Agreement. Such review will be initiated by one Party sending written notice of the dispute to the other Party, and as soon as practicable, but in any event within [...***...] of such notice, the designated representatives of the Parties will meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve such dispute within [...***...] after a meeting to discuss the dispute, either Party may at any time provide written notice to the other Party specifying the terms of the dispute in reasonable detail and notifying the other Party of its decision to institute arbitration proceedings under Section 14.1.

     14.3 PROVISIONAL REMEDY

     Nothing in this Agreement limits the right of either Party to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief. Seeking or obtaining any interim relief or provisional remedy in a court will not be deemed a breach or waiver of this agreement to arbitrate.

     14.4 CONFIDENTIALITY

     Subject to Article 11 or as otherwise required by law, the existence of the dispute, any settlement negotiations, the arbitration hearing, any submissions (including exhibits, testimony, proposed ruling, and briefs), and the rulings of the arbitrators will be deemed Confidential Information. The arbitrators will have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

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                                   ARTICLE XV

                               GENERAL PROVISIONS

     15.1 RELATIONSHIP OF THE PARTIES

     For purposes of this Agreement, the relationship of Valeant to LICENSEE is that of an independent contractor. Valeant and LICENSEE are not joint venturers, partners, principal and agent, master and servant or employer and employee. With respect to the subject matter of this Agreement, Valeant and LICENSEE have no power to bind or obligate each other in any manner, other than as expressly set forth in this Agreement. A change of this relationship is not excluded by this Agreement,

     15.2 EXCUSABLE DELAY

     The failure or omission by a Party in the performance of any obligation under this Agreement will not be deemed a breach of this Agreement or create any liability if it arises from any cause or causes beyond the control of the Party, such as strikes, riots, war, acts of God, invasion, fire, explosion, floods, pandemic, delay of carrier, shortage or failure in the supply of materials, energy shortage and acts of government or governmental agencies or instrumentalities. If due to such an event either Party is delayed or hindered in or prevented from the performance of its duties or doing acts required under the terms of this Agreement, the performance of such act will be excused for the period of the delay not to exceed [...***...] A Party subject to such an excusable delay will use commercially reasonable efforts to resolve any condition forming the basis of the delay.

     15.3 NOTICES

     All notices, consents, requests, waivers and other communications required or permitted under this Agreement:

     (a) must be in writing, signed by an authorized officer of the sender, and sent by personal delivery, fax (with confirmation copy), internationally recognized courier, or certified or registered mail, postage prepaid (airmail where applicable);

     (b) will be deemed to be given when actually received; and

     (c) must be sent to the receiving Party at the address or fax number, as applicable, set forth below, or any replacement address or fax number notified to the sender by notice actually received by the sender:

     if to Valeant, to:

          Valeant Research & Development
          3300 Hyland Avenue
          Costa Mesa, California 92626
          Attention: General Counsel

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          Fax No.: 714-641-7206

     with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          Four Times Square
          New York, New York 10036
          Attention:  Bruce J. Goldner, Esq.
          Fax No.: 917-777-2972

     if to LICENSEE, to:

          Schering Corporation
          2000 Galloping Hill Road
          Kenilworth, NJ 07033-0530
          Attention: Vice President, Global Licensing and Strategic Alliances Fax No.: 908-298-7366

     with a copy to:

          Senior Legal Director, Licensing
          Fax No.: 908-298-2739

     15.4 EXPENSES

     Except as expressly provided otherwise in this Agreement, all legal and other costs and expenses incurred in connection with the negotiation and entering into of this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such costs or expenses.

     15.5 FURTHER ASSURANCES

     Except as expressly provided elsewhere in this Agreement, each Party will at its expense promptly execute and deliver any further instruments and documents and take any further action as the other Party may reasonably request in order to give effect to the transactions contemplated by this Agreement.

     15.6 AMENDMENT

     This Agreement may not be altered or otherwise amended except by an instrument in writing signed by each of the Parties.

     15.7 WAIVER

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     A Party may, by written instrument executed by such Party, extend the time for the performance of any obligations of the other Party, waive any inaccuracies and representations by the other Party in this Agreement or in any document delivered pursuant to this Agreement or waive compliance by the other Party with any of the covenants, conditions or performance of any of its obligations under this Agreement. Any such waiver or failure to insist upon strict compliance with such covenant, condition or obligation will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     15.8 NO THIRD PARTY BENEFICIARIES

     This Agreement does not confer any rights, remedies, agreements, undertakings, obligations or liabilities on any person other than Metabasis and the successors-in-interest and permitted assigns of each Party.

     15.9 ENTIRE AGREEMENT

     This Agreement, together with the Assignment Agreement, constitute the entire agreement between the Parties with respect to its subject matter and, upon the Effective Date, supersedes all prior discussions, negotiations, correspondence, agreements, and understandings, both oral and written, between the Parties with respect to its subject matter.

     15.10 CONSTRUCTION

     The Parties have participated jointly in the negotiation and drafting of this Agreement. If a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring a party because of the authorship of any provision of this Agreement.

     15.11 INCORPORATION OF EXHIBITS

     All Exhibits identified in this Agreement are incorporated by reference and made a part of this Agreement.

     15.12 COUNTERPARTS

     This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed to be an original and all of which together will constitute one and the same agreement.

     15.13 SEVERABILITY

     If any provision of this Agreement is finally determined to be invalid, unlawful or incapable of being enforced in a jurisdiction, (i) it will be deemed to be severed from this Agreement in such jurisdiction, (ii) every other provision of this Agreement will remain in full force and effect in such jurisdiction, (iii) the Parties will negotiate in good faith to modify this Agreement so as to achieve the original intent of the Parties as closely as possible in an acceptable manner with respect to such jurisdiction and (iv) such invalidity, unlawfulness or

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unenforceability will not affect the interpretation or enforcement of this
Agreement in any other jurisdiction.

     15.14 BANKRUPTCY

     All rights and licenses granted under or pursuant to this Agreement by Valeant to LICENSEE are, and will otherwise be deemed to be, for purposes of
Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. LICENSEE, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

     15.15 REMEDIES CUMULATIVE

     The rights and remedies of the Parties under this Agreement are in addition to any other rights available to them at law or in equity. The use of any right or remedy by a Party does not preclude or waive the right to use any other remedies. This Section 15.15 does not limit the obligations of the Parties under
Section 14.1 and Section 14.2.

     15.16 GOVERNING LAW

     This Agreement will be governed by and construed in accordance with the laws of the State of New York, USA, without regard to its principles regarding conflicts of law.

     15.17 ANTITRUST FILINGS

     Each of LICENSEE and Valeant agrees to prepare and make appropriate filings under the Hart-Scott Rodino (HSR) Act and other antitrust requirements relating to this Agreement and the transactions contemplated hereby as soon as reasonably practicable, but in any event within ten (10) days after the Execution Date (the "Antitrust Filing Date"). The Parties agree to cooperate in the antitrust clearance process and to furnish promptly to the FTC, the Antitrust Division of the Department of Justice and any other applicable agency or authority, any information reasonably requested by them in connection with such filings. Other than the provisions of Articles XIV and XV (including this Section 15.17) and Sections 11.1, 11.2, 11.3 and 12.1(a), the rights and obligations of the Parties under this Agreement shall not become effective until the waiting period provided by the HSR Act shall have terminated or expired without any action by any government agency or challenge to the transaction or any other timeline required by another relevant agency or authority. Upon the expiry or termination of the waiting period and subject to fulfillment of the other Conditions Precedent, all provisions of this Agreement shall become effective automatically without the need for further action by the Parties. In the event that antitrust clearance from the FTC, Antitrust Division of the Department of Justice or any other required agency or authority is not obtained within ninety (90) days after the Antitrust Filing Date, or such other date as the Parties may mutually agree, this Agreement may be terminated by either Party on written notice to the other. In the event a provision of this Agreement needs to be deleted or substantially revised in order to obtain regulatory clearance of this transaction, the parties will negotiate in good faith in accordance with Section 15.13.

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     IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

                                        SCHERING CORPORATION


                                        By: /s/ Michael J. DuBois
                                            ------------------------------------
                                        Name: Michael J. DuBois
                                        Title: Vice President


                                        VALEANT RESEARCH & DEVELOPMENT


                                        By: /s/ Wesley P. Wheeler
                                            ------------------------------------
                                        Name: Wesley P. Wheeler
                                        Title: Executive Vice President,
                                        Development

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                         VALEANT SCHEDULE OF EXCEPTIONS

[...***...]

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                                    EXHIBIT A

                                LICENSED COMPOUND

[...***...]

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                              EXHIBIT A, CONTINUED

                                LICENSED COMPOUND

[...***...]

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                                       42.
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                                    EXHIBIT B

                                 Sample Invoice

[...***...]

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                                      43.